Exhibit 10.17

Pay-Out Support Provider Addendum

This Pay-Out Support Provider Addendum (“Addendum”) is effective on Effective Date (as defined below), regardless the date this Addendum is signed, supplements and amends the Pay-Out Support Provider Agreement (“PSPA”) between Ripple Services Inc. (“Ripple”) and Tranglo Pte Ltd (“Provider”) dated 10 March 2021, which is incorporated by reference.

BACKGROUND

i.	Section 1.f of the PSPA anticipates the introduction of Programmatic Liquidation as a feature of Ripple Solution and pending the development of Programmatic Liquidation.

ii.	The Programmatic Liquidation functionality is now available on Ripple Solution and accordingly, the Parties are desirous to amend the PSPA to set out terms relating to Programmatic Liquidation and contingency measures that will apply where Programmatic Liquidation does not function as required.

THE PARTIES AGREE as follows:

SECTION 1: INTERPRETATION AND EFFECT OF AMENDMENT

a.	Terms not otherwise defined in this Addendum will have the meaning set forth in the PSPA.

b.	Save and except as amended in this Addendum, all provisions of the PSPA shall remain the same and be in full force and effect and the same shall apply to this Addendum.

c.	In the event there is a conflict between this Addendum and the PSPA, the Addendum will prevail.

SECTION 2: DELETION OF SECTION 1.F: PROGRAMMATIC LIQUIDATION OF XRP. The Parties agree that Section 1.f. of the PSPA shall be deleted in its entirety.

SECTION 3: AMENDMENTS TO SECTION 3: OBLIGATIONS WITH RESPECT TO PAYOUT TRANSACTIONS The following subsections 3(e) and 3(f) are added to section 3 of the PSPA:-

“ e.	Programmatic Liquidation - Slippage Pool

i.	For the purposes of this subsection and subsection (e) below, the following definitions shall apply:-

1.	“Wallet” means the electronic storage of XRP or fiat currency which is either hosted directly on the XRP Ledger or with a custodied wallet provider, like a digital asset exchange or Exchange.

2.	“Exchange” means, for a Payout Transaction, the digital asset exchange that lists the beneficiary fiat currency/XRP cross that is used by ODL and hosts the Wallet utilized by the Sender and the Provider.

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Pay-Out Support Provider Addendum

3.	“Receiver Amount” means, for a Payout Transaction, the actual amount of beneficiary fiat currency transacted in the XRP to fiat currency transaction at the Exchange, not including fees.

4.	“Quoted Receiver Amount” means, for a Payout Transaction, the amount of fiat currency that the Exchange would provide Sender in its real-time quote delivered through RippleNet prior to initiating an actual Payout Transaction, not including any fees that may be imposed by Provider.

5.	“XRP Conversion Rate” means the price of XRP traded against USD on the Primary Market (as defined below) at approximately 9:00 a.m. PST on the payment date, as reported on https://tradeblock.com/markets/index/xrx. Transactions denominated in a currency other than USD will be converted to USD using the closing exchange rate on the date of each transaction. Exchange rates will be obtained from spot interbank rates. The “Primary Market” is the market for the exchange of XRP on the XRP Ledger where trades are made on the XRP/USD cross, which has the highest volume of trading as compared to the other XRP/USD crosses on the date prior to the XRP payment date.

6.	“Breach Price” refers to the real-time, USD/XRP spot rate as published on https://www.cryptocompare.com/, plus ten percent (10%).

7.	“Receiver Liquidation Fee” refers (where applicable) to any fee(s) charged by Receiver to support onshore liquidation of XRP, as may be agreed between the Parties from time to time

ii.	Ripple will provide XRP to Provider to be held in Provider’s Wallet (“Slippage Pool”) on bailment, and which XRP shall be used programmatically by ODL to ensure that the Receiver Amount is made whole to the Quoted Receiver Amount, excluding any fees (“Slippage”). In situations when the Receiver Amount is greater than the Quoted Receiver Amount, such difference in XRP will be added back to the Slippage Pool.

iii.	In the event that the Slippage Pool drops below a reasonable threshold, Ripple will periodically top up this Slippage Pool. Provider will promptly notify Ripple in the event that there is an increase in the volume or value of transactions which may require more XRP to be transferred into the Slippage Pool than has historically been provided. Provider agrees that it shall not withdraw XRP from the Slippage Pool except unless such withdrawal is Slippage or permitted by Ripple (email to suffice) (“Permitted Use”). In the event Receiver uses the XRP in the Slippage Pool for any other purposes other than a Permitted Use, Receiver will compensate Ripple in US dollars at the Breach Price. To the extent that the XRP in the Slippage Pool is wholly or partially unused at the end of the Agreement, the Parties will work together to return the remaining XRP in the Slippage Pool.

iv.	For avoidance of doubt, Section 5.a. of Schedule 2 (Standard XRP Terms and Conditions) of this Agreement shall not apply to the Slippage in the Slippage Pool.

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Pay-Out Support Provider Addendum

f.	Manual Liquidation. This subsection shall apply in respect of any payment transaction where Programmatic Liquidation fails to effect the liquidation of the corresponding Received Amounts (“Orphaned Transaction”, and the corresponding XRP is termed “Orphaned XRP”).

i.	Ripple will provide XRP to Provider to be held in a special purpose Wallet (“Failure Wallet”) on bailment. Provider agrees that it shall not withdraw XRP from the Failure Wallet except unless such withdrawal is mandated by this subsection. In the event Receiver uses the XRP in the Failure Wallet for any other purpose, Receiver will compensate Ripple in US dollars at the Breach Price. To the extent that the XRP in the Failure Wallet is wholly or partially unused at the end of the Agreement, the Parties will work together to return the remaining XRP in the Failure Wallet;

ii.	In the event of an Orphaned Transaction, Provider shall transfer the whole of the Orphaned XRP to the Failure Wallet. Thereafter, Provider shall, and is authorized to, withdraw sufficient XRP from the Failure Wallet such that when the same is liquidated shall be sufficient to:-

1.	Ensure that the Receiver Amount is made whole to the Quoted Receiver Amount;

2.	When Provider intends to return funds to Sender, ensure that such funds to Sender are made whole; or

3.	When Provider intends to mitigate the failure in Programmatic Liquidation by making a pay out from Provider’s own funds, ensure that Provider is made whole, which includes recovering Receiver Liquidation Fees;

iii.	The funds received from such liquidation of XRP as provided in subsection (ii) above shall then be used in the appropriate corresponding manner.

iv.	Provider shall, on a weekly basis, provide Ripple with a report collating the material Orphaned Transactions.

v.	In the event that the XRP in the Failure Wallet drops below a reasonable threshold, Ripple will periodically top up this Failure Wallet. Provider will promptly notify Ripple in the event that there is an increase in the volume or value of transactions which may require more XRP to be transferred into the Failure Wallet than has historically been provided.”

SECTION 4: AMENDMENT TO SECTION 6.B: TERM. Section 6.b. of the PSPA shall be amended as follows:

“ b.	Term. This Agreement will commence on 1 December 2021 (“Effective Date”) and shall continue for as long as Ripple continues to be a shareholder of Provider, unless earlier terminated in accordance with this Agreement.”

Accordingly, both the PSPA and this Addendum shall commence the Effective Date, regardless of the dates the PSPA and this Addendum are signed.

SECTION 5: CHOICE OF LAW; JURISDICTION AND VENUE. This Addendum shall be governed by and construed in accordance with the laws of Singapore and any dispute shall be resolved in accordance with Section 7.a. of the PSPA.

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Pay-Out Support Provider Addendum

As of the Effective Date, the Parties agree to be bound and have caused this Addendum to be executed.

RIPPLE SERVICES INC.		TRANGLO PTE. LTD.

By:	/s/ Eric van Miltenburg	By:	/s/ Lee Yuan Hui
Name:	Eric van Miltenburg	Name:	Lee Yuan Hui
Title:	Chief Business Officer	Title:	Director
Date:	1/20/2022	Date:	1/21/2022
Address:	315 Montgomery Street, 2nd Fl.	Address:	3 Temasek Avenue
	San Francisco, CA 94104		Centennial Tower, #34-45A
	Attn: General Counsel		Singapore 039190

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